UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2013

SEACOAST BANKING CORPORATION OF FLORIDA

(Exact Name of Registrant as Specified in its Charter)

Florida	000-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Colorado Avenue, Stuart, Florida	34994
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 287-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

2013 third quarter results

This Current Report on Form 8-K is being filed to make corrections in certain information in the Company’s earnings release for the three and nine months ended September 30, 2013 filed as Exhibit 99.1 on Form 8-k on October 30, 2013 and in its prospectus supplement filed with the U.S. Securities and Exchange Commission on November 7, 2013.

After the close of the third quarter 2013, it was determined that certain cash payments received from a borrower in connection with a prior troubled debt restructuring that were recorded as loan loss recoveries were not in accordance with general accepted accounting principles and have now been recorded as principal reductions to other related loans. The current loans to this borrower and its related parties are performing. These recoveries have now been excluded from the determination of the allowance for loan losses resulting in an increase in the provision for loan losses of approximately $1.2 million for the third quarter 2013. This adjustment to the provision for loan losses impacted the Company’s third quarter financial results.

As a result, Seacoast updates previously reported financial results for the quarter ended September 30, 2013, which included the following:

• Pre-tax income—Income before income taxes increased to $3.5 million for the third quarter of 2013, up 20.7% from $2.9 million in the second quarter of 2013, and up from $447,000 in the third quarter of 2012.

• Net income—Seacoast reported net income available to common shareholders of $44.2 million for the third quarter of 2013, compared to net income available to common shareholders of $2.0 million for the second quarter of 2013, and a net loss of $490,000 for the third quarter of 2012. Diluted net income per common share for the third quarter of 2013 was $0.46, compared to diluted net income per common share of $0.02 for the second quarter of 2013, and a loss of $0.01 for the third quarter of 2012. The third quarter of 2013 results included an income tax benefit of $41.6 million relating to the reversal of the valuation allowance of our net deferred tax assets.

• Credit quality—Total credit costs were $1,588,000 for the third quarter of 2013, compared to $1.2 million for the second quarter of 2013 and $1.8 million for the third quarter of 2012. Total credit costs consist of provision for loan losses plus other credit costs, which consist of losses on other real estate owned, and charges related to other loans held for sale. Net charge-offs were $842,000 or 0.26% annualized for the third quarter of 2013, compared to $2.0 million or 0.64% annualized for the second quarter of 2013 and $2.4 million or 0.79% annualized for the third quarter of 2012. Non-performing loan inflows were $2.0 million in the third quarter of 2013, down from $2.9 million in the second quarter of 2013 and $14.5 million in the third quarter of 2012. Non-performing loans were $28.7 million at September 30, 2013, down $4.6 million, or 13.8%, from the second quarter of 2013 and down $15.8 million, or 35.5%, from the third quarter of 2012. Total non-performing assets were $34.3 million at September 30, 2013, down $9.0 million, or 20.8%, from the second quarter of 2013 and down $19.0 million, or 35.6%, from the third quarter of 2012. The nonperforming assets to total assets ratio declined to 1.60% at September 30, 2013, compared to 1.98% at June 30, 2013, and 2.56% at September 30, 2012.

• Loan growth—Total loans were $1.26 billion at September 30, 2013, a $36.8 million increase from the fourth quarter of 2012 and a $60.4 million increase from the third quarter of 2012.

• Net interest income—Net interest income for the third quarter of 2013 was $16.8 million, compared to $16.1 million for the second quarter of 2013 and $16.0 million for the third quarter of 2012. The net interest margin in the third quarter of 2013 was 3.25%, up thirteen basis points from the second quarter of 2013 and 8 basis points from the third quarter of 2012.

• Balance sheet—At September 30, 2013, total assets were $2.15 billion, total deposits were $1.70 billion and total shareholders’ equity was $203.86 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Chairman and Chief Executive Officer

Date: November 12, 2013